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                                                                    EXHIBIT 10.4

                     BOARD OF DIRECTORS COMPENSATION PROGRAM
                     NON-EMPLOYEE DIRECTOR COMPENSATION PLAN

The following outlines the terms of the compensation plan for all non-employees serving on the Board of Directors (the "Board") of Medaphis Corporation
("Medaphis"). The intent of this plan is to compensate these individuals fairly for their talents and time spent on behalf of Medaphis.

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
PAY ELEMENTS:

                               CASH COMPENSATION
Board Fees

                  Annual Retainer:                                              $16,000.00

                  Board Meeting Fee:                                            $ 1,000.00
                  (per meeting attended)

Committee Fees

         (a)      Committee Chairman

                  Annual Retainer:                                              $ 2,000.00

                  Committee Meeting Fee:                                        $   750.00
                  (per meeting attended)

         (b)      Committee Member

                  Committee Meeting Fee:                                        $   650.00
                  (per meeting attended)

                               EQUITY COMPENSATION

Stock Options

                  Initial Grant:                                                    10,000 Shares
                  (upon first election or appointment)

                  Annual Grant:                                                      2,000 Shares

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ADMINISTRATION:

         General. The Medaphis Human Resources Department will be responsible for administering the plan. The Human Resources Department will act to ensure timely payment of both the cash and equity pay elements of the plan according to the guidelines set forth below and will monitor and control deferred compensation under the plan pursuant to the Medaphis Corporation Non-Employee Director Deferred Stock Credit Plan (the "Deferred Stock Credit Plan"). All compensation will be calculated on the basis of a "Board Year," which is defined as beginning with the Annual Meeting of the Board held each year immediately following the Annual Meeting of Stockholders (generally during the month of May), and ending on the day before the next Annual Meeting of the Board. The plan is retroactive to May 19, 1997 for implementation purposes.

         Meeting Attendance. Meeting attendance is required for payment of the associated fee. Attendance will be determined by the official minutes of the meeting of the Board or committee, as recorded by the Secretary of the meeting (typically, the Secretary of Medaphis). It will be the responsibility of the Secretary of the meeting to ensure that the Medaphis Human Resources Department has the information required to ensure accurate and timely payment of meeting fees. A valid meeting for purposes of compensation can be held in person or by means of conference telephone or similar communications equipment as long as the necessary quorum is present; provided, however, that telephone meetings of committee members held to conclude business of previously adjourned meetings and of less than thirty (30) minutes in duration will be considered to be normal contacts in the performance of duties as a Board member and will not be compensable as committee meetings. No fee will be payable in connection with Board or committee action taken by unanimous written consent in lieu of a meeting.

         Cash Compensation. Cash compensation will be paid by check or direct deposit, as requested by the Director, on a quarterly basis, no later than the 15th of the month following the end of the quarter in which the fees were earned. No taxes will be withheld. Each Director will receive a Form 1099 at the end of the calendar year for tax purposes.

         Equity Compensation. Equity compensation will be in the form of stock options granted from the Medaphis Corporation Non-Employee Director Stock Option Plan. Initial Grants will occur as of the date of first election or appointment to the Board. Annual Grants will occur as of the date of the Annual Meeting of the Board and will be for services rendered during the previous Board Year. Any new Board member who joins Board service during a Board Year will receive a prorated portion of the Annual Grant based on the number of months served in that Board Year.

         Deferral of Compensation. The terms and conditions upon which cash compensation may be deferred under the plan are set forth in the Deferred Stock Credit Plan. Initial deferred compensation elections for new Directors must be made within thirty (30) days of election or appointment to the Board. Deferred compensation elections thereafter will be accepted once per year during the thirty (30) days prior to the Annual Board Meeting and will be effective for the coming year's compensation.

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